File No. 70-9793

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS AMC

                                 Amendment No. 4
                        (Post-Effective Amendment No. 1)
                                       to
                                    FORM U-l
                             APPLICATION/DECLARATION
                                      UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
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                              FIRSTENERGY CORP.
                   OHIO EDISON COMPANY AND ITS SUBSIDIARIES
       THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND ITS SUBSIDIARIES
                THE TOLEDO EDISON COMPANY AND ITS SUBSIDIARIES
                          PENNSYLVANIA POWER COMPANY
                 AMERICAN TRANSMISSION SYSTEMS, INCORPORATED
                       NORTHEAST OHIO NATURAL GAS CORP.
                  FE ACQUISITION CORP. AND ITS SUBSIDIARIES
              FIRSTENERGY PROPERTIES, INC. AND ITS SUBSIDIARIES
       FIRSTENERGY FACILITIES SERVICES GROUP, LLC AND ITS SUBSIDIARIES
                                FE HOLDINGS, LLC
                                 FELHC, INC.
                   FIRSTENERGY SECURITIES TRANSFER COMPANY
                    FIRSTENERGY NUCLEAR OPERATING COMPANY
               FIRSTENERGY SOLUTIONS CORP. AND ITS SUBSIDIARIES
                         FIRSTENERGY GENERATION CORP.
               FIRSTENERGY VENTURES CORP. AND ITS SUBSIDIARIES
                MARBEL ENERGY CORPORATION AND ITS SUBSIDIARIES
                            CENTERIOR INDEMNITY TRUST
                            CENTERIOR SERVICE COMPANY
                         FIRSTENERGY SERVICE COMPANY
          JERSEY CENTRAL POWER & LIGHT COMPANY AND ITS SUBSIDIARIES
              PENNSYLVANIA ELECTRIC COMPANY AND ITS SUBSIDIARIES
               METROPOLITAN EDISON COMPANY AND ITS SUBSIDIARIES
                            YORK HAVEN POWER COMPANY

                    WAVERLY ELECTRIC POWER & LIGHT COMPANY
                    GPU CAPITAL, INC. AND ITS SUBSIDIARIES
                   GPU ELECTRIC, INC. AND ITS SUBSIDIARIES
              GPU DIVERSIFIED HOLDINGS, LLC AND ITS SUBSIDIARIES
                         GPU ENERTECH HOLDINGS, INC.
                      GPU POWER, INC. AND ITS SUBSIDIARIES
                         GPU ADVANCED RESOURCES, INC.
                              GPU SERVICE, INC.
                GPU TELCOM SERVICES, INC. AND ITS SUBSIDIARIES
                              GPU NUCLEAR, INC.
                      MYR GROUP, INC. AND ITS SUBSIDIARIES
                              76 SOUTH MAIN STREET
                                AKRON, OHIO 44308

     (Names of companies filing this statement and addresses of principal executive offices)
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                                FirstEnergy corp.

        (Name of top registered holding company parent of applicants)
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         Leila L. Vespoli,                       Douglas E. Davidson,
         Senior Vice President and General       Esq.
         Counsel                                 Thelen Reid & Priest LLP
         FirstEnergy Corp.                       40 West 57th Street
         76 South Main Street                    New York, New York 10019
         Akron, Ohio 44308
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                 (Names and addresses of agents for service)

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

ITEM 1.     DESCRIPTION OF PROPOSED TRANSACTIONS.
            ------------------------------------

            By Order dated October 29, 2001 in this proceeding (Holding Co. Act Release No. 27459) (the "Merger Order"), as supplemented by a supplemental order dated November 8, 2001 (Holding Company Act Release No. 27483), the Commission authorized the merger between FirstEnergy Corp. ("FirstEnergy"), an Ohio corporation, and GPU, Inc. ("GPU"), a Pennsylvania corporation. The merger (the "Merger") became effective on November 7, 2001, with FirstEnergy as the surviving entity, and FirstEnergy registered under the Act as a holding company on the same day. As a result of the merger, FirstEnergy directly or indirectly owns all of the outstanding common stock of ten electric utility subsidiaries, Ohio Edison Company ("Ohio Edison"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), The Toledo Edison Company ("Toledo Edison"), American Transmission Systems, Incorporated ("ATSI"), Jersey Central Power & Light Company ("JCP&L"), Pennsylvania Electric Company ("Penelec"), Metropolitan Edison Company ("Met-Ed"), Pennsylvania Power Company ("Penn Power"), York Haven Power Company, and Waverly Electric Power & Light Company, which together provide service to approximately 4,300,000 retail and wholesale electric customers in a 37,200 square-mile area in Ohio, New Jersey and Pennsylvania; and one gas utility subsidiary, Northeast Ohio Natural Gas Corp. ("NONGC"), which provides gas distribution and transportation service to approximately [5,000] customers in central and northeast Ohio (these subsidiaries are collectively referred to as the "Utility Subsidiaries"). FirstEnergy's electric and gas utility subsidiaries are referred to herein collectively as the "Utility Subsidiaries." Ohio Edison, Cleveland Electric, Toledo Edison, Penn Power, ATSI and NONGC are referred to herein collectively as the "FE Pre-Merger Utility Subsidiaries."1

            The Merger Order also authorized certain FirstEnergy associate companies to provide services to the FE Pre-Merger Utility Subsidiaries at prices not restricted to cost. Specifically, FirstEnergy Facilities Services Group, LLC ("FE Facilities") was authorized to provide maintenance and repair services to FirstEnergy, Ohio Edison and Toledo Edison. These arrangements, as well as extensions, additions and replacements of these arrangements in the ordinary course of business (the "At Market Service Arrangements") have been authorized to remain in place for a period ending not later than December 31, 2002. The Merger Order authorized the exemption or waiver for these At Market Services under Section 13 of the Act from the cost standards of Rules 90 and 91 thereunder, as applicable.

            FE Facilities now requests that the Commission issue a supplemental order extending the interim exemption granted under the Merger Order from December 31, 2002 until June 30, 2003. FE Facilities requests this extension because it needs additional time to implement internal cost accounting systems. FirstEnergy and its subsidiaries are currently establishing a cost accounting structure and supporting computer systems for FirstEnergy Service Company ("Service Company"), which will function as the service company for the

--------------------
1 FirstEnergy also directly or indirectly holds investments in numerous non-utility subsidiaries that are engaged in a variety of energy-related, exempt, or otherwise functionally related non-utility businesses. Reference is made to Appendix A to the Merger Order for a description of these non-utility subsidiaries.

FirstEnergy system. FirstEnergy expects that the Service Company cost accounting arrangement and the supporting computer system will be fully functional by April 1, 2003. FE Facilities anticipates that cost accounting systems for the current At Market Service Arrangements will be established by June 30, 2003, and thus make this extension request to provide for additional time.

            In  addition,  FE  Facilities  may seek a permanent  exemption  from
Section  13(b) of the Act and the at cost  rules  thereunder  for the At  Market
Service Arrangements. FirstEnergy has been following the proceedings in the pending Exelon Corp. ("Exelon") docket, file number 70-9645, in which certain non-utility subsidiaries of Exelon are seeking a permanent Section 13(b) exemption based on facts and circumstances similar to those of the At Market Service Arrangements. If the Commission grants a permanent exemption to those subsidiaries of Exelon, FE Facilities may seek to rely on that precedent in seeking a permanent exemption for the At Market Service Arrangements in this docket.

ITEM 2.     FEES, COMMISSIONS AND EXPENSES.
            ------------------------------

            FirstEnergy estimates that the additional fees, commissions and expenses incurred or to be incurred in connection with the proposed transaction will not exceed $2,500.

ITEM 3.     APPLICABLE STATUTORY PROVISIONS.
            -------------------------------

            Applicants believe that Section 13(b) of the Act and Rules 87, 90 and 91 thereunder may be applicable to the authorizations requester herein.

            The authorization requested herein is also subject to the requirements of Rule 54. Rule 54 provides that in determining whether to approve an application by a registered holding company which does not relate to any exempt wholesale generator ("EWG") or "foreign utility company" ("FUCO"), the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

            FirstEnergy currently meets all of the conditions of Rule 53(a), except for clause (1). In the Merger Order, the Commission, among other things, authorized FirstEnergy to invest in EWGs and FUCOs so that FirstEnergy's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs does not exceed $5 billion, which amount is above the level which would be permitted by clause (1) of Rule 53(a) if such amount were to be currently calculated. The Merger Order also specifies that this $5 billion amount may include amounts invested in EWGs and FUCOs by FirstEnergy and GPU at the time of the Merger Order ("Current Investments") and amounts relating to possible transfers to EWGs of certain generating facilities owned by certain of FirstEnergy's operating utilities ("GenCo Investments"). FirstEnergy has made the commitment that through June 30, 2003, its aggregate investment in EWGs and FUCOs other than the Current Investments and GenCo Investments ("Other Investments") will not exceed $1.5 billion. The Commission has reserved jurisdiction over investments that exceed such amount.

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

            As of June 30, 2002, and on the same basis as set forth in the Merger Order, FirstEnergy's aggregate investment in EWGs and FUCOs was approximately $1.2 billion,2 an amount significantly below the $5 billion amount authorized in the Merger Order.

            In any event, even taking into account the capitalization of and earnings from EWGs and FUCOs in which FirstEnergy currently has an interest, there would be no basis for the Commission to withhold approval of the transactions proposed herein. With respect to capitalization, since the date of the Merger Order, there has been no material adverse impact on FirstEnergy's consolidated capitalization resulting from FirstEnergy's investments in EWGs and FUCOs. Additionally, the proposed transactions will not have any material impact on FirstEnergy's capitalization. Further, since the date of the Merger Order, and, after taking into account the effects of the Merger, there has been no material change in FirstEnergy's level of earnings from EWGs and FUCOs.

            FirstEnergy satisfies all of the other conditions of paragraphs (a) and (b) of Rule 53. With respect to Rule 53(a)(2), FirstEnergy maintains books and records in conformity with, and otherwise adheres to, the requirements thereof. With respect to Rule 53(a)(3), no more than 2% of the employees of FirstEnergy's domestic public utility companies render services, at any one time, directly or indirectly, to EWGs or FUCOs in which FirstEnergy directly or indirectly holds an interest. With respect to Rule 53(a)(4), FirstEnergy will continue to provide a copy of each application and certificate relating to EWGs and FUCOs and relevant portions of its Form U5S to each regulator referred to therein, and will otherwise comply with the requirements thereof concerning the furnishing of information. With respect to Rule 53(b), none of the circumstances enumerated in subparagraphs (1), (2) and (3) thereunder have occurred. Finally, Rule 53(c) by its terms is inapplicable since the proposed transaction does not involve the issue or sale of a security to finance the acquisition of an EWG or FUCO.

ITEM 4.     REGULATORY APPROVALS.
            --------------------

            No state commission has jurisdiction with respect to any aspect of the requested authorization, and no Federal commission, other than your Commission, has jurisdiction with any aspect thereof.

ITEM 5.     PROCEDURE.
            ---------

            FirstEnergy requests that the Commission issue a supplemental order approving the proposed transaction at the earliest practicable date, but in any event not later than December 31, 2002. It is further requested that: (i) there not be a recommended decision by an Administrative Law Judge or other responsible officer of the Commission, (ii) the Division of Investment Management be permitted to assist in the preparation of the Commission's decision and (iii) there be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

--------------------
2     This $1.2 billion  amount  represents  Current  Investments  only. As of
June 30, 2002, FirstEnergy had no Genco Investments.

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

ITEM 6.     EXHIBITS AND FINANCIAL STATEMENTS.
            ---------------------------------

            (a)   Exhibits:

                  (None)

            (b)   Financial Statements:

                  Omitted as not relevant to the proposed transaction.

ITEM 7.     INFORMATION AS TO ENVIRONMENTAL EFFECTS.
            ---------------------------------------

            (a) The authorization proposed herein does not involve a major Federal action significantly affecting the quality of the human environment.

            (b) No federal agency has prepared or is preparing an environmental impact statement with respect to the authorization proposed herein.


                                   SIGNATURES
                                   ----------

            Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement to be signed on their behalves by the undersigned thereunto duly authorized.

         FIRSTENERGY CORP.
         OHIO EDISON COMPANY*
         THE CLEVELAND ELECTRIC ILLUMINATING COMPANY* THE TOLEDO EDISON COMPANY* PENNSYLVANIA POWER COMPANY AMERICAN
         TRANSMISSION SYSTEMS, INCORPORATED NORTHEAST OHIO NATURAL GAS CORP.
         FE ACQUISITION CORP.*
         FIRSTENERGY PROPERTIES, INC.*
         FIRSTENERGY FACILITIES SERVICES GROUP, LLC*
         FE HOLDINGS, LLC
         FELHC, INC.
         FIRSTENERGY SECURITIES TRANSFER COMPANY
         FIRSTENERGY NUCLEAR OPERATING COMPANY
         FIRSTENERGY SOLUTIONS CORP.*
         FIRSTENERGY GENERATION CORP.
         FIRSTENERGY VENTURES CORP.*
         MARBEL ENERGY CORPORATION*

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

         CENTERIOR INDEMNITY TRUST
         CENTERIOR SERVICE COMPANY
         FIRSTENERGY SERVICE COMPANY
         JERSEY CENTRAL POWER & LIGHT COMPANY*
         PENNSYLVANIA ELECTRIC COMPANY*
         METROPOLITAN EDISON COMPANY*
         YORK HAVEN POWER COMPANY
         WAVERLY ELECTRIC POWER & LIGHT COMPANY
         GPU CAPITAL, INC.*
         GPU ELECTRIC, INC.*
         GPU DIVERSIFIED HOLDINGS, LLC*
         GPU ENERTECH HOLDINGS, INC.
         GPU POWER, INC.*
         GPU ADVANCED RESOURCES, INC.
         GPU SERVICE, INC.
         GPU TELCOM SERVICES, INC.*
         GPU NUCLEAR, INC.
         MYR GROUP, INC.*


                      By: ________________________________
                          Harvey L. Wagner
                          Vice President and Controller

Date: October 7, 2002

* including one or more subsidiaries

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